Exhibit 23.3

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Smart Sand, Inc. and the related prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports summarizing the results of crush strength testing performed by us and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ Nick Moore
Name: Nick Moore
Title: Lab Manager

November 3, 2016

Duncan, OK

Stim-Lab, Inc.